Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Getty Images Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Secondary Offering Class A Common Stock	457(c)	1,189,061	$4.03(2)	$4,785,970.53	0.0001476	$706.41	--	--	--	--
	Total Offering Amounts							$706.41
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$706.41
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued as a result of stock splits, stock dividends or similar transactions.
(2)Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act, as amended, based on the average high and the low prices as reported on the New York Stock Exchange on March 26, 2024.